UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (AMENDMENT NO. 2)
                             -----------------------

                               RAYTECH CORPORATION
                                (Name of Issuer)

                     Common Stock par value $1.00 per share
                         (Title of Class of Securities)

                                    755103108
                                 (CUSIP Number)
                             -----------------------

                                TIMOTHY I. LEVART
                                885 THIRD AVENUE
                               NEW YORK, NY 10022
                            TEL. NO.: (212) 371-3813
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)
                             -----------------------

                                November 30, 2000
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1 (b) (3) or (4), check the following box [ ].

                                  SCHEDULE 13D

CUSIP NO. 755103108                                           PAGE 2 of 18 PAGES
          ---------


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Davidson Kempner Partners

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (A)  [X]
                                                                 (B)  [_]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

         WC

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                           [_]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

                                         7.           SOLE VOTING POWER

                                                      0

           NUMBER OF SHARES              8.           SHARED VOTING POWER
         BENEFICIALLY OWNED BY
            EACH REPORTING                            --
                PERSON
                 WITH                    9.           SOLE DISPOSITIVE POWER

                                                      0

                                         10.          SHARED DISPOSITIVE POWER

                                                      --

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                       [_]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%

14.      TYPE OF REPORTING PERSON

         PN

                                  SCHEDULE 13D

CUSIP NO. 755103108                                           PAGE 3 of 18 PAGES
          ---------


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Davidson Kempner Institutional Partners, L.P.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (A)  [X]
                                                                 (B)  [_]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

         WC

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                           [_]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

                                         7.           SOLE VOTING POWER

                                                      0

           NUMBER OF SHARES              8.           SHARED VOTING POWER
         BENEFICIALLY OWNED BY
            EACH REPORTING                            --
                PERSON
                 WITH                    9.           SOLE DISPOSITIVE POWER

                                                      0

                                         10.          SHARED DISPOSITIVE POWER

                                                      --

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                       [_]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%

14.      TYPE OF REPORTING PERSON

         PN

                                  SCHEDULE 13D

CUSIP NO. 755103108                                           PAGE 4 of 18 PAGES
          ---------


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Davidson Kempner Endowment Partners

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (A)  [X]
                                                                 (B)  [_]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

         WC

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                           [_]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

                                         7.           SOLE VOTING POWER

                                                      0

           NUMBER OF SHARES              8.           SHARED VOTING POWER
         BENEFICIALLY OWNED BY
            EACH REPORTING                            --
                PERSON
                 WITH                    9.           SOLE DISPOSITIVE POWER

                                                      0

                                         10.          SHARED DISPOSITIVE POWER

                                                      --

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                       [_]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%

14.      TYPE OF REPORTING PERSON

         PN

                                  SCHEDULE 13D

CUSIP NO. 755103108                                           PAGE 5 of 18 PAGES
          ---------


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MHD Management Co.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (A)  [X]
                                                                 (B)  [_]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

         AF

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                           [_]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

                                         7.           SOLE VOTING POWER

                                                      0

           NUMBER OF SHARES              8.           SHARED VOTING POWER
         BENEFICIALLY OWNED BY
            EACH REPORTING                            --
                PERSON
                 WITH                    9.           SOLE DISPOSITIVE POWER

                                                      0

                                         10.          SHARED DISPOSITIVE POWER

                                                      --

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                       [_]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%

14.      TYPE OF REPORTING PERSON

         PN

                                  SCHEDULE 13D

CUSIP NO. 755103108                                           PAGE 6 of 18 PAGES
          ---------


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         M.H. Davidson & Co.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (A)  [X]
                                                                 (B)  [_]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

         WC

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                           [_]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

                                         7.           SOLE VOTING POWER

                                                      0

           NUMBER OF SHARES              8.           SHARED VOTING POWER
         BENEFICIALLY OWNED BY
            EACH REPORTING                            --
                PERSON
                 WITH                    9.           SOLE DISPOSITIVE POWER

                                                      0

                                         10.          SHARED DISPOSITIVE POWER

                                                      --

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                       [_]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%

14.      TYPE OF REPORTING PERSON

         PN

                                  SCHEDULE 13D

CUSIP NO. 755103108                                           PAGE 7 of 18 PAGES
          ---------


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Davidson Kempner Advisers Inc.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (A)  [X]
                                                                 (B)  [_]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

         AF

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                           [_]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

                                         7.           SOLE VOTING POWER

                                                      0

           NUMBER OF SHARES              8.           SHARED VOTING POWER
         BENEFICIALLY OWNED BY
            EACH REPORTING                            --
                PERSON
                 WITH                    9.           SOLE DISPOSITIVE POWER

                                                      0

                                         10.          SHARED DISPOSITIVE POWER

                                                      --

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                       [_]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%

14.      TYPE OF REPORTING PERSON

         CO

                                  SCHEDULE 13D

CUSIP NO. 755103108                                           PAGE 8 of 18 PAGES
          ---------


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Davidson Kempner International Ltd.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (A)  [X]
                                                                 (B)  [_]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

         WC

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                           [_]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         British Virgin Islands

                                         7.           SOLE VOTING POWER

                                                      0

           NUMBER OF SHARES              8.           SHARED VOTING POWER
         BENEFICIALLY OWNED BY
            EACH REPORTING                            --
                PERSON
                 WITH                    9.           SOLE DISPOSITIVE POWER

                                                      0

                                         10.          SHARED DISPOSITIVE POWER

                                                      --

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                       [_]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%

14.      TYPE OF REPORTING PERSON

         OO

                                  SCHEDULE 13D

CUSIP NO. 755103108                                           PAGE 9 of 18 PAGES
          ---------


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Davidson Kempner International Advisers, L.L.C.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (A)  [X]
                                                                 (B)  [_]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

         WC

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                           [_]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

                                         7.           SOLE VOTING POWER

                                                      0

           NUMBER OF SHARES              8.           SHARED VOTING POWER
         BENEFICIALLY OWNED BY
            EACH REPORTING                            --
                PERSON
                 WITH                    9.           SOLE DISPOSITIVE POWER

                                                      0

                                         10.          SHARED DISPOSITIVE POWER

                                                      --

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                       [_]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%

14.      TYPE OF REPORTING PERSON

         OO

                                  SCHEDULE 13D

CUSIP NO. 755103108                                          PAGE 10 of 18 PAGES
          ---------


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Marvin H. Davidson

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (A)  [X]
                                                                 (B)  [_]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

         AF

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                           [_]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                                         7.           SOLE VOTING POWER

                                                      --

           NUMBER OF SHARES              8.           SHARED VOTING POWER
         BENEFICIALLY OWNED BY
            EACH REPORTING                            0
                PERSON
                 WITH                    9.           SOLE DISPOSITIVE POWER

                                                      --

                                         10.          SHARED DISPOSITIVE POWER

                                                      0

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                       [_]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%

14.      TYPE OF REPORTING PERSON

         IN

                                  SCHEDULE 13D

CUSIP NO. 755103108                                          PAGE 11 of 18 PAGES
          ---------


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Thomas L. Kempner, Jr.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (A)  [X]
                                                                 (B)  [_]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

         AF, PF

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                           [_]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                                         7.           SOLE VOTING POWER

                                                      --

           NUMBER OF SHARES              8.           SHARED VOTING POWER
         BENEFICIALLY OWNED BY
            EACH REPORTING                            0
                PERSON
                 WITH                    9.           SOLE DISPOSITIVE POWER

                                                      --

                                         10.          SHARED DISPOSITIVE POWER

                                                      0

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                       [X]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%

14.      TYPE OF REPORTING PERSON

         IN

                                  SCHEDULE 13D

CUSIP NO. 755103108                                          PAGE 12 of 18 PAGES
          ---------


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Stephen M. Dowicz

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (A)  [X]
                                                                 (B)  [_]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

         AF

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                           [_]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                                         7.           SOLE VOTING POWER

                                                      --

           NUMBER OF SHARES              8.           SHARED VOTING POWER
         BENEFICIALLY OWNED BY
            EACH REPORTING                            0
                PERSON
                 WITH                    9.           SOLE DISPOSITIVE POWER

                                                      --

                                         10.          SHARED DISPOSITIVE POWER

                                                      0

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                       [_]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%

14.      TYPE OF REPORTING PERSON

         IN

                                  SCHEDULE 13D

CUSIP NO. 755103108                                          PAGE 13 of 18 PAGES
          ---------


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Scott E. Davidson

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (A)  [X]
                                                                 (B)  [_]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

         AF

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                           [_]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                                         7.           SOLE VOTING POWER

                                                      --

           NUMBER OF SHARES              8.           SHARED VOTING POWER
         BENEFICIALLY OWNED BY
            EACH REPORTING                            0
                PERSON
                 WITH                    9.           SOLE DISPOSITIVE POWER

                                                      --

                                         10.          SHARED DISPOSITIVE POWER

                                                      0

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                       [_]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%

14.      TYPE OF REPORTING PERSON

         IN

                                  SCHEDULE 13D

CUSIP NO. 755103108                                          PAGE 14 of 18 PAGES
          ---------


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Michael J. Leffell

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (A)  [X]
                                                                 (B)  [_]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

         AF

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                           [_]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                                         7.           SOLE VOTING POWER

                                                      --

           NUMBER OF SHARES              8.           SHARED VOTING POWER
         BENEFICIALLY OWNED BY
            EACH REPORTING                            0
                PERSON
                 WITH                    9.           SOLE DISPOSITIVE POWER

                                                      --

                                         10.          SHARED DISPOSITIVE POWER

                                                      0

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                       [_]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%

14.      TYPE OF REPORTING PERSON

         IN

                  This Amendment No. 2 to Schedule 13D is filed by the undersigned to amend and supplement the Schedule 13D, dated as of May 8, 1998 as amended by Amendment No. 1 thereto, dated as

                                  SCHEDULE 13D

CUSIP NO. 755103108                                          PAGE 15 of 18 PAGES
          ---------

of May 20, 1998 with respect to the Common Stock (the "Common Stock"), par value $1.00 per share, of Raytech Corporation (the "Company").

Item 5.  Interest in Securities of the Issuer

                  Item 5 is hereby amended and supplemented by the addition thereof of the following:

                  As of the close of business on November 30, 2000:

                  (a) As of the date of this Amendment No. 2 to Schedule 13D, the Reporting Persons no longer own Common Stock.*/

                  (b)      Not applicable.

                  (c) Information concerning transactions in the Common Stock effected by DKP, DKIP, DKEP, M.H. Davidson & Co. and DKIL is set forth in Appendix I.

                  (d)      Not applicable.

                  (e) As of November 30, 2000, the Reporting Persons no longer beneficially own Common Stock.*/ Accordingly, this Amendment No. 2 constitutes the final amendment.


------------------------

*/ Excludes 2,400 shares held by entities for the benefit of Mr. Kempner's children and certain charities. Mr. Kempner disclaims beneficial ownership of such shares.

                                  SCHEDULE 13D

CUSIP NO. 755103108                                          PAGE 16 of 18 PAGES
          ---------


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 5, 2000

                                        DAVIDSON KEMPNER PARTNERS
                                          By MHD Management Co., its
                                          general partner

                                        By:  /s/ Thomas L. Kempner, Jr.
                                             ----------------------------------
                                             Thomas L. Kempner, Jr.
                                             General Partner


                                        DAVIDSON KEMPNER
                                        INSTITUTIONAL PARTNERS, L.P.
                                          By Davidson Kempner Advisers
                                          Inc., its general partner

                                        By:  /s/ Thomas L. Kempner, Jr.
                                             ----------------------------------
                                             Thomas L. Kempner, Jr.
                                             Secretary


                                        DAVIDSON KEMPNER
                                        ENDOWMENT PARTNERS
                                          By MHD Management Co., its
                                          general partner

                                        By:  /s/ Thomas L. Kempner, Jr.
                                             ----------------------------------
                                             Thomas L. Kempner, Jr.
                                             General Partner


                                        MHD MANAGEMENT CO.

                                        By:  /s/ Thomas L. Kempner, Jr.
                                             ----------------------------------
                                             Thomas L. Kempner, Jr.
                                             General Partner


                                        DAVIDSON KEMPNER ADVISERS INC.

                                        By:  /s/ Thomas L. Kempner, Jr.
                                             ----------------------------------
                                             Thomas L. Kempner, Jr.
                                             Secretary

                                  SCHEDULE 13D

CUSIP NO. 755103108                                          PAGE 17 of 18 PAGES
          ---------


                                        DAVIDSON KEMPNER
                                        INTERNATIONAL LTD.
                                          By Davidson Kempner
                                          International Advisors, LLC

                                        By:  /s/ Thomas L. Kempner, Jr.
                                             ----------------------------------
                                             Thomas L. Kempner, Jr.
                                             A Managing Member


                                        DAVIDSON KEMPNER
                                        INTERNATIONAL ADVISORS, LLC

                                        By:  /s/ Thomas L. Kempner, Jr.
                                             ----------------------------------
                                             Thomas L. Kempner, Jr.
                                             A Managing Member


                                        /s/ Marvin H. Davidson
                                        ---------------------------------------
                                        Marvin H. Davidson


                                        /s/ Thomas L. Kempner, Jr.
                                        ---------------------------------------
                                        Thomas L. Kempner, Jr.


                                        /s/ Stephen M. Dowicz
                                        ---------------------------------------
                                        Stephen M. Dowicz


                                        /s/ Scott E. Davidson
                                        ---------------------------------------
                                        Scott E. Davidson


                                        /s/ Michael J. Leffell
                                        ---------------------------------------
                                        Michael J. Leffell

                                  SCHEDULE 13D

CUSIP NO. 755103108                                          PAGE 18 of 18 PAGES
          ---------

                                   APPENDIX I

                               Raytech Corporation
                            -------------------------
                              Transaction Schedule


                                                                Where/How
                                                               Transaction
     Date           Quantity       Price/Share    Buy/Sell       Affected
---------------   -------------   -------------  ----------   --------------
   11/27/00          13,500         2.4537          Sell         Open Market
   11/30/00         188,200         1.875           Sell         Open Market